Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the iGATE Corporation’s Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Ms. Araceli Roiz, Head of Investor Relations for iGATE Corporation. Thank you. Ms. Roiz, you may begin.

Araceli Roiz, Head, Investor Relations

Thank you, Edward. Good morning and thank you for joining our call to discuss iGATE’s completion of the Patni Acquisition. With me today are Phaneesh Murthy, iGATE’s President and Chief Executive Officer; and Sujit Sircar, iGATE’s Chief Financial Officer.

Today’s call is being recorded and will be available for replay on iGATE’s Investor Relations website. A copy of today’s press release is posted on our website, and a copy of our prepared remarks will be available on our Investor Relations website shortly after the call is completed.

We will begin the call with a brief overview of corporate structure of iGATE and Patni after giving effect to the Patni Acquisition; the financial framework and outlook of iGATE by Phaneesh, which will be followed with the additional financial highlights of iGATE by Sujit. Subsequently, we will open the discussion for Q&A.

Before I hand over the floor to Phaneesh, I would like to remind everyone that statements made during this call are not historical — that are not historical facts are forward-looking statements. These forward-looking statements include our financial, growth and liquidity projections as well as statements about our plans, strategies, intentions or beliefs concerning our business cash flows, costs and the markets in which we operate.

Without limiting the foregoing, the words, believes, anticipates, plans, expects and similar expressions are intended to identify certain forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements.

Additional information concerning these risks and uncertainties can be found on the — in the company’s most recent periodic reports filed with the US Securities and Exchange Commission. iGATE assumes no obligation to update any forward-looking statements.

I will now turn the call over to Mr. Murthy.

Phaneesh Murthy, President and Chief Executive Officer

Thank you, Araceli. Good morning, good evening to all of you based on which part of the world you are in and thank you for participating in this call. The primary objective of today’s call is to give you as we’ve promised last week a little bit of color on what the financial model will look like post the Patni acquisition. And to give you a little bit of a flavor of what we’re planning to do and how we’re planning to do whatever we have planning to do.

The first thing is that today marked the what we are calling day one, so it marked the completion of the Patni acquisition, comprising the buyout of the shares from the three Patni brothers and General Atlantic partners, and having completed the 20% mandatory tender offer.

We have got over subscription on the MTO and consequently we scaled it back to 20% as was our commitment to do that. And therefore, iGATE now owns roughly about just a little under 83% on a diluted basis of Patni.

Since that we have now reconstituted the Patni Board and the Patni Board will have six members now, Vimal Bhandari and Arun Duggal, who continue as Patni Board members, who were independent members in Patni’s Board earlier. We have appointed Jai Pathak who will serve as the Chairman of the Board. So iGATE’s principles and beliefs in strong governance continue with the separation of the Chairman and the CEO. And I will be taking over as the CEO of Patni and Sujit will play the role of the Group CFO.

In addition, so, therefore, we have Jai Pathak, myself, Shashank; Göran Lindahl, who is an iGATE appointee; Shashank Singh, who is from Apax India; and Vimal and Arun will constitute the six-member Board that will be there in Patni, as of now. Jeya Kumar has effectively stepped down as the CEO of Patni, and I’ll be taking over. Surjeet Singh will be stepping down as the CFO of Patni.

In addition, what we have done is that we have moved towards a much smaller, more collaborative, more cohesive executive committee formed of combined entity. We will have nine members in that team – five from ex-iGATE, four from ex-Patni.

And these team members are, of course, Sujit Sircar, who I mentioned, Sean Narayanan, Vijay Khare, Robert Massie, Satish Joshi, Sunil Chitale, David Kemp (sic – please see the press release) [Derek Kemp], David Kruzner and Dr. Srini Kandula. This nine-member team will be charted with expanding revenues, margins and building shareholder value in both the companies.

Consequently, a lot of the erstwhile ELT members of Patni have been separated out, and – or actually all of them have been separated out, and those who have been separated out based on various periods of transition and so on so forth. But net-net, all of that is happening, as we speak. Some members have already been terminated, and some are being – and some will happen over a course of the transition period.

The current construct, which is the joint go-to-market, iGATE and Patni have come together under a new name, called iGATE Patni. A new brand has been rolled out. Signage in all of the offices has been changed. And this new go-to-market position will be based largely on the iGATE positions of the business outcomes, using the Patni micro-vertical strategy.

Overall, I do believe that this cleaner structure, a leaner structure from an executive committee perspective, will help us build a much smaller, more cohesive, collaborative team, which will help us grow revenues going forward.

With respect to number of the clients, I think, we continue to remain very bullish with a lot of clients. I am doing a meeting with a number of CIOs towards the end of this month from both iGATE and Patni. And overall, I can tell you, based on conversations with all of them, the mood is generally positive and forward-looking.

We are – currently, I’m going to give you some broad color on margins and what’s happening and so on so forth. And I’ll get – and I’ll let Sujit take you through a lot more detail into the financial success. So the first thing is that the combined company will have a mid-30s gross margin, particularly with an impact of about 3% gross margin, because of the salary increases that have been done in April.

Our plan is to take these gross margins up, like we previously articulated, within the next two years to 40, 41%.

In addition, we will be looking at an EBITDA goal of 25% at the time when we reach to the gross margins of 40, 41%. We anticipate that we will be able to do this within two-year period and therefore that’s a kind of a timeframe and goals that we are working on.

From the client’s perspective, like I said I think it’s been positive environment. Even from the employees’ perspective, based on various downhauls [ph] and based on various employee communiqués that we have received, we actually believe that this is very positive sentiment which is developing and I am quite pleased that going forward, I do believe that we will be a comparative force to recon with.

The integration process so far has gone quite, quite seamlessly. I think — I continue to believe that things are going significantly well. The teams have come very well together and I think the hunger and the thirst to create a world beater is quite strong and I think people are putting aside any other differences that they might have otherwise had, and coming together and collaborating really well. I am extremely positively surprised by that and I am quite pleased with that outcome.

So with that, I am going to just give it to you — hand over the call to Sujit who will take you through a fairly detailed set on what the new iGATE financial model will look like post this Patni acquisition, particularly what are the new line items that will be there for you to get — for your to consider which is different from iGATE’s old financial model which has a fairly simple and straightforward model. Sujit.

Sujit Sircar, Chief Financial Officer

Thank you, Phaneesh. Good morning and afternoon to everyone and thank you for joining us on this call. I take this opportunity to briefly discuss with you the related changes and various impacts this acquisition will have on iGATE’s financials moving forward.

Given the differences in reporting structure, trends derived from historical figures maybe — may no longer be provide apples-to-apples comparison to goals for the future. As such I would like you to rethink the framework in which you measure the new company by considering select metrics such as adjusted EBITDA and non-GAAP EPS as a preferred platform.

Going down the P&L, one area where you will see changes is in the way we report gross margins. We have realigned Patni’s gross margin or cost of good sold, which included associated employee cost and depreciation and amortization cost, to match the reporting structure of iGATE, which excludes depreciation and amortization. And a normalized gross margin on a combined basis will be in the range of 37 to 38%.

On a combined basis gross margin will decrease compared to historical iGATE’s level to the mid-30s. This range would include a negative 3% impact due to incremental salary increases.

Moving forward, we will now also have higher depreciation, amortization cost due to reassessment of a number of Patni assets, a majority coming from valuation placed on the customer contracts and property and equipment. Additional depreciation and amortization on account of intangibles will be approximately 17 to 18 million per annum for the next few years.

As we stated in our last conference call acquisition expenses will be in the range of 47 to $50 million. Now we have narrowed that range to approximately 48 to 49 million out of which 32 to 33 million will be capitalized over the next five years — the charge will be taken over the next five years. Out of the balance 15 to 16 million the amount of 13.5 million has already been expensed in our revenue expenses and the remaining amount will be expensed this quarter. Integration expenses will be roughly 17 to 20 million in 2011 and 9.9 million in 2012. This includes severance cost, ESOP cost and retention bonuses.

Our cost synergies related to the acquisition for 2011 will be 8 to 10 million, comprised largely of head count rationalization and support function and office consolidation. For 2012, this amount of cost savings will be 25 to 27 million annually.

In connection with the closing of Patni acquisition, we have also increased our issuance of Series B preferred equity shares to APAC to final $330 million. For the second quarter of 2011 on an as converted basis which is equate to 16.7 million shares which includes the quarterly compounded coupon rate of 8%. For the full year 2011, it will increase to 17.4 million shares of our common stock on an as converted basis.

Also as stated previously, we have completed our debt issuance through a bond market for a total amount of 770 million at a five-year term with a 9% coupon rate, rate biannually. Because we incurred the debt for only part of 2011 that interest expense will compute to 46.2 million and for the full year 2012 the interest expense will be 69.3 million per annum until maturity.

On April 27, 2011 we closed the mandatory tender offer with an oversubscription of 26% and iGATE has acquired only 20% out of that which is 27.085 million shares of Patni. Out of the total shares outstanding we’ll now own 65% of Patni’s total common equity and 17.5% of Patni’s total ADR which equates to 82.5% or 110 million of total shares outstanding including ADRs. Minority interest will now account for 17.5% of total outstanding shares.

Also Open Offer total shares outstanding for Patni Computer System was 133.4 million. Again I’ll reiterate that we believe non-GAAP EPS to be more helpful metric when accessing the tracking our business, I’ll once more walk you through the formulation to use the calculation of non-GAAP EPS.

Starting the GAAP net income add back amortization, stock-based compensation acquisition expenses, ForEx gains and loss for acquisition hedging and integration cost all of which are net of taxes and divide all this by fully diluted share counts which should include the assumed conversion of Series B Preferred Stock and its quarterly compounded coupon. This is the main changes, which is going to happen and which will be reflected during our Q2 results and I request all of you to factor in your model when we are doing it.

I’ll now — with this I’ll now turn the call back to Araceli.

Araceli Roiz, Head, Investor Relations

Thank you, gentlemen. Operator, we can now open the floor for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you, ma’am. [Operator Instruction]

At this time, our first question comes from the line of Joseph Vafi with Jefferies & Company. Please proceed with your question.

<Q – Joseph Vafi>: Hey guys and good evening. Just start with one…

<A>: Hi.

<Q – Joseph Vafi>: Hi. How are you?

<A – Phaneesh Murthy>: Hi.

<Q – Joseph Vafi>: Good. I am going to start with Phaneesh, you said that later this week you are going to start meeting with some of the CIOs of your clients, I was wondering what you are going to tell them in those meetings?

<A – Phaneesh Murthy>: Joe, this is actually later this month I said. And I am doing the meeting of roughly about 20 CIOs across both companies. It’s kind of a combined meeting bringing them in, talking about iGATE’s new vision, the strategy and getting their buy-in and getting their feedback and so on. This is a process that iGATE has been doing as what we call a customer advisory council for the last three years, Joe.

We believe that it helps us refine our strategies closer to the market. It helps us to build better executive relationships with our clients and we think that overall this is a model and we are actually quite pleased that a lot of the Patni’s CIOs have accepted and we are actually quite delighted to be part of this move. So it’s really a kind of a brain storming feedback session, saying these are our investment directions, what do you recommend kind of a thing.

<Q – Joseph Vafi>: Okay. So if you looked at the Patni base and the largest customers at Patni, what percentage of them do you think would be coming to the summit?

<A – Phaneesh Murthy>: I think we have almost an even split, Joe. I think we have 10 in 10.

<Q – Joseph Vafi>: Okay. Very good. And so, Phaneesh, now you are going to be CEO of two companies, do you see — are there any conflicts that you have to be conscious of be heading up both of these companies?

<A – Phaneesh Murthy>: Yes, I think there are some conflicts given the fact that both companies have different shareholders. However, I think we have proposed to both the Board’s and both the Board’s are considering this. And we do believe that that’s a direction that it will take, that having a common good-to-market and having a joint good-to-market and having iGATE as a front-end entity in which all of the orders will be booked in the future, new customers will be coming in, I think this is not very different from what HP has done, this is not very different from what Oracle has done and so on and so forth.

Consequently, I do believe that that model will probably get approved by both the Boards and that’s the model. So that will drive more revenues because we are basically taking common combined capabilities and combined strengths and combined referenceability into the marketplace.

So we believe, A, that we’ll be in bigger deals, we’ll be having a better win ratio, and our cross-sell capabilities, across accounts will be better because of the combined joint go-to-market and combined front-end. So that’s the first piece and I do believe — then after that the allocation of projects to various back-ends, again, is being evaluated by the Boards. So what will end up happening is that we will build a center of expertise kind of a model in each of the back-end companies.

And by center of expertise, I mean, potentially iGATE could be the center of expertise for banking and financial services. And somebody else could be the center of expertise for healthcare and so on and so forth. So we will build that center of expertise. And like it’s very common, Joe, in all of these that there will be a transfer pricing agreement between the two companies. And that’s how it will be done. So at the end of the day, we do believe that the – we believe that value will actually be expanding in both the companies because of the growth in both the companies and the synergies on the cost side will help expand margins in the companies.

<Q – Joe Vafi>: Okay. Okay. And then really just on the financial model, and if Sujit wants to jump in. First of all on the salary hikes and the margin structure on the gross margin line, are you contemplating or doing a larger than average salary hike amidst the integration just to make sure that the employee basis is onboard at this point?

<A – Sujit Sircar>: We have completed the salary hike, Joe. This is a 9% to 10% salary hike for both companies in April in India and a 2% to 4% salary hike outside India for both the companies. This is not abnormally high in the marketplace. I do believe however, more importantly, it’s been received very well for two reasons. The first one we actually did it in April, although we were in the midst of this transaction. So everybody is very appreciative that we did it on time.

And second, I think more, is that we did it in a very transparent process. So the feedback that we have got from a lot of the Patni people is that this is not first time that there has been such a transparent process in the system. And I think it’s been received very, very positively.

I do believe that by the end of the year or early next year, the attrition levels will come down and be very manageable as Srini and team rollout all the HR practices that we have done in iGATE into Patni.

<Q – Joe Vafi>: Okay. That’s helpful. And then maybe just for Sujit one last question you know, just on the detail I know you gave us guidance here on the financial model, are we going to – we still have a minority interest here to – it can do account in figuring out non-GAAP EPS?

<A – Sujit Sircar>: Yes. What we need to do Joe is that net income which comes in is after the minority interest itself and then you add back all this costs, and so net income is after the minority interest, yes, and then you add back the cost to get. So you don’t take the share of Patni, it’s only iGATE shares and as converted APAC’s shares and so which gives you like, for instance this quarter, we will be giving you 67 million. So net income which comes in after the minority interest add back all the cost which I said divided by the 67.5 million.

<Q – Joseph Vafi>: All right. Very good. Thanks, guys. Congratulations.

<A>: Thank you.

<A – Sujit Sircar>: Thank you.

Operator: Thank you. Our next question comes from the line of Mayank Tandon with Signal Hill Capital. Please proceed with your question.

<Q – Mayank Tandon>: Thank you. Good morning, good evening. Phaneesh, the last quarter clearly was impacted by some of the distractions and just seasonality, as you look forward do you think some of the inertia on the part of clients is behind you, I was sort of back to more for normal seasonal pick up in the two businesses or do you think this is going to take time for it to unfold and growth to get back on track at least from a near term perspectives?

<A – Phaneesh Murthy>: I think, Mayank, from a near-term perspective we believe that iGATE will be on single-digit kind of lower single-digit growth rate model. On the other hand, the Patni side that we are actually expecting and anticipating a little bit of a decline in Q2. And the model will work out to maybe flat or a little bit negative. Based on the latest results, it’s probably looking like just a little bit negative compared to Q1 on a combined basis. So iGATE portion will be up and the portion Patni portion will be down end and that’s what it’s looking right now. And after that, I think, we have the base and we see growth going ahead from Mayank.

<Q – Mayank Tandon>: Okay. And then do you think, I mean, what do you see this growing at on a sustained basis. I mean, is it a double-digit grower, is it a sub-10% grower. If you’re looking out to next 12 months to 18 moths, what is the annualized growth rate for the combined entity in your mind?

<A>: I do believe that, if I think about the combined entity, clearly our goal is to be number in earnings growth. And I doubt you can be number one earnings growth, if you are not even growing at least at industry average on the revenue side. Now the key question, and so – I anticipate that industry is going to be growing at roughly 12%, 13% on the revenue side. And probably between 10% and 15% on earnings side. That’s what I anticipate the industry growths will be.

Now the key question for us, Mayank, is how quickly can we get the combined company to that level? Is it going to take two, three quarters of integration, is it going to take four to six quarters of integration that’s certainly the key question. We start seeing growth from calendar Q3 right now, but it’s a little more difficult question until we go through formal planning processes with the combined company and start driving initiatives in a combine company to start really predicting and planning growth in terms of exactly what percentage it will be.

So if I give you outer limits, clearly on 2013 going forward basis, I expected to be at least at the industry average growth rate on revenues and higher than industry average growth rates on margins. What will 2012 look like, I think will be the key question based on, which quarter we start getting that growth engine going fully based on the initiatives that we drive in the combined company, which we are going to start working on fairly immediately.

<Q – Mayank Tandon>: Sure. It’s clear. And then are there certain metrics you’re going to be talking about or at least you’ve identified that you’ll be focusing on to really gauge the progress of the acquisition. And also if you have any incentives that are based on delivering on those metrics within the combined organization?

<A>: Absolutely. So if you get just – we have rolled out a long-term incentive plan for the executive team, which is – for the executive and senior leadership team, which is roughly about 50 to 60 people across the company, Mayank, and the model is extremely leveraged towards performance. So the plan is roughly that if you have 100 shares, 20 will be back-loaded and vested overtime, 80 will vest over achievement of $400 million of EBITDA. And you get a kicker, if you achieve $500 million of EBITDA in five years, so the kicker [ph] is another 80.

So, basically, from a management team perspective, a grant of 100 shares could result in 180 shares in five years going out, assuming $500 million EBITDA. It could be 100, if it’s $400 million of EBITDA. But it will be only 20, even if we don’t reach $400 million of EBITDA in five years.

<Q – Mayank Tandon>: Okay. That’s helpful color. And just I have the housekeeping items at the end. Phaneesh, you said – what is your EBITDA goal again within two years?

<A – Phaneesh Murthy>: 25%.

<Q – Mayank Tandon>: 25%. Okay. And this is capturing the synergies that you’ve talked about previously, right, the 25 to 30 million in synergies?

<A – Phaneesh Murthy>: That’s right.

<Q – Mayank Tandon>: All right. And just, Sujit, I was going to ask you. You said 9 to 12 – sorry – 8 to 10 of those synergies would happen this year, and then the remaining would take place over next year. Is that correct?

<A – Sujit Sircar>: That’s correct.

<Q – Mayank Tandon>: Okay. I mean, just the last question I had was on the D&A side – sorry – on the acquisition expense. You said 48 to 49 is the range; 32 to 33 are capitalized over the next five years. Then, how much was the remaining that is going to be expensed in 2Q?

<A – Sujit Sircar>: 15, 16 is the balance. Out of that, we have already taken $13 million. So balance is 2, $3 million that will be written-off this quarter.

<Q – Mayank Tandon>: Got it. All right. I appreciate all the color. Thank you.

<A – Sujit Sircar>: Thanks.

<A – Phaneesh Murthy>: Thanks.

Operator: Thank you. Our next question comes from the line of Brian Kinstlinger with Sidoti and Company. Please proceed with your question.

<Q – Brian Kinstlinger>: Great. Thanks. Hi, guys.

<A – Phaneesh Murthy>: Hi, Brian.

<A – Sujit Sircar>: Hey, Brian.

<Q – Brian Kinstlinger>: I was interested in the heads of each of the practices in Patni and whether they still remain with the firm, given that’s what their experience is, and iGATE doesn’t have the experience obviously in telecom and some of the other areas they are in. Are they still with the firm, have they remained or have they left?

<A – Phaneesh Murthy>: No. We have made no changes beyond the executive leadership. And in fact, we have rolled out many retention plans and all of that to keep everybody under that system who are all in solutions and cash billable capacity. So the reading is that all of these people – and so, first of all, nobody has left. And the reading is that most of these people or all of these people will probably stay, because there is fair amount of excitement about what we are trying to create as an entity.

<Q – Brian Kinstlinger>: So – but there – is there guy at Patni, who runs each of their verticals, and do they each – none of them have left on their own either, right?

<A – Phaneesh Murthy>: That’s right. So what’s going to end up happening, Brian, in the most common construct, let’s assume that there was a Patni person who was heading insurance and healthcare and let’s just assume that the iGATE insurance and healthcare was not as strong as Patni’s insurance and healthcare.

Under that construct, what will happen is that Patni will become the center of excellence for insurance and healthcare. And all future healthcare and insurance clients would end up getting assigned to that team to execute the work, which is run by a common front-end, which will take the combined capabilities. And that team – that center of expertise will also be responsible for building new vertical-oriented solutions for that industry.

<Q – Brian Kinstlinger>: Okay.

<A – Phaneesh Murthy>: Right. So they are still very much there, because they have all the expanded roles.

<Q – Brian Kinstlinger>: Now, if we could just touch on the tax rate over time, we touched a little bit on the last conference call. I think you gave specific discussion about this year. Over time, maybe two to three-year outlook that you gave sort of for EBITDA and some other metrics. Where are taxes ultimately going to settle and NOLs are no longer part of your business?

<A>: As of now, this year balance of this year, you’ll see effective tax rate around 29% to 30%. We went into the effective tax rate conflict this year.

Over the period of time as U.S. builds up its own cash stream, where the NOL is available, because that’s where you have $70 million of interest fitting. So as and when it kind of goes and more and more profit gets accumulated to set off those NOLs, I think, the tax rate on a normalized basis would be kind of hovering around between 25% to 30% over a period of two to three years timeframe.

But there is a complicated rule in the U.S., because what happens is that in U.S., the tax rate is determined by how much tax you paid for past two years. So that also has to be determined.

So, as of now, I think over a period of next one year, it should be 29% to 30%. But we have to determine based on the U.S. tax laws, how much is going to be next year, because of all the set up — the cash amount, which gets carried forward. So what I’m saying is that by December, we’ll be able to kind of tell you exactly how much is going to be the effective taxes for next year.

Operator: Thank you. Our next question from the line of Jeff Martin with Roth Capital Partners. Please proceed with your question.

<Q – Jeffrey Martin>: Turning back to your 8-K that you put out, I don’t know about a month maybe six weeks ago or it gave a pro forma look of the combined business of 2010. And it looks like based on an 8% coupon for the notes, you would have generated a combined pro forma $37 share. Could you — and if you take the 9% coupon it’s probably $0.10 a share less than that. Can you comment how you think you’ll do relative to that pro forma number in 2010 this year?

<A>: With 9% that it’s a — the pro forma financials first was given at 8.75. And then we changed it as final pro forma numbers was at 9%. And — 4sorry can you repeat the question once again?

<Q – Jeffrey Martin>: How do you look at your pro forma combined 2010? What do you come up, was there any EPS number? And do you think you’ll grow on that this year. And it sounds like you might grow that under an industry growth rate for the balance of this year. And then industry or better next year, could you comment relative to that?

<A>: In terms of 2010 pro forma financials — Jeff just exactly there is — what is the apparition you’re looking for.

<Q – Jeffrey Martin>: I don’t understand. If you just take your pro forma numbers that you put out in an 8-K about five, six weeks ago and you calculated on 67 million share account, you come up with about $1.37?

<A – Sujit Sircar>: Okay, okay, okay. So what you think is that 2010 numbers, what we have done in pro forma that came out to 67 million shares is $1.37. Now the 300 — we have now bought into 330 million, so our balance that 367 million shares become 72 million on a diluted basis as of 31st December 2011. So we have revised the number of which we have taken from effect that 330 million.

<Q – Jeffrey Martin>: Okay. So that’s 72 million shares your pro forma 2010 EPS would be what?

<A – Sujit Sircar>: Around 10% lower. It’s going to be around 1.2.

<Q – Jeffrey Martin>: Okay. And then you expect to grow that on a pro forma basis this year, correct?

<A – Sujit Sircar>: On a pro forma basis — that was GAAP thing because in pro forma, you give a GAAP numbers where as here you will — we’re talking for a non-GAAP basis because there are lot of integration expenses, acquisition expenses which will be there.

<A – Phaneesh Murthy>: So Jeff, it’s not truly comparable because of the — I think there are two or three factors, the first one is the large amortization schedule based on the purchase price accounting. So essentially, you get this massive $17 million of thereabout per year, expenses on depreciation and amortization.

In addition to that, there is this $47 million to $50 million of which we’re expensing out $16 million to $17 million in the first year and $32 million are getting capitalized and getting done over five years, so that’s the second piece.

The third piece is really also the fact that the tax rate have gone from effective low double-digit tax rates to now 29%, 30% tax rate. So all of these are factors in this and therefore the 2011, we had not anticipated it to be accretive in 2011 if you remember, Jeff.

<Q – Jeffrey Martin>: Okay. Well, I mean I’m saying pro forma, I think I’m intending the same as you in non-GAAP EPS. So basically, the tax rate is the bigger factor when you are looking at non-GAAP 2011 versus non-GAAP 2010, correct?

<A – Phaneesh Murthy>: That’s right.

<A – Sujit Sircar>: That’s right.

<A – Phaneesh Murthy>: That’s right.

<Q – Jeffrey Martin>: Okay. So if you normalize the tax rate for non-GAAP 2010 to what it is in 2011, do you think you will grow that on an apples-to-apples basis?

<A – Sujit Sircar>: Yes, on a non-GAAP basis, yes. But you must know that even the 2010 pro forma numbers was on a combined basis for both the companies for the full year and this is going to be for the part of the year.

<Q – Jeffrey Martin>: Okay. And then what is your stock compensation expenses expectation for 2011?

<A – Sujit Sircar>: Yes. Our SBC is going to be an another — in addition to the $5 million, which we do, there is going to be another 6 to $7 million of additional expenses because of the long-term incentive plan, which Phaneesh was talking about.

<Q – Jeffrey Martin>: Okay. So, total number would be what?

<A>: Around 12 to $13 million.

<Q – Jeffrey Martin>: Okay. Great. Thanks, guys.

<A>: Thank you.

Operator: Thank you. Our next question comes from the line of Romeo Reyes with Jefferies & Company. Please proceed with your question.

<Q>: Hey, good morning, guys. This is Dave Sagva [ph] for Romeo.

<A>: Hi. Good morning, Romeo.

<Q>: Hey, guys. Thanks for taking the questions. Just a few quick things. Sujit, on cost savings, you mentioned 25 to 27 million in 2012, is that incremental to 8 to 10 that was saw in 2011 or is that all in 25 to 27?

<A – Sujit Sircar>: 25 to 27 million? See, it’s a run rate, so 25 to $27 million is the total 2012 savings.

<Q>: Got it. And on the — you said just to review I know, 32 to 33 capitalized over next five years, what was the 17 to 20 integration charge in 2011 and the 9 to 12 in 2012. Is that correct?

<A – Sujit Sircar>: That’s right.

<Q>: Okay. And then how much of that is cash?

<A – Sujit Sircar>: Acquisition expenses, the integration expenses roughly around 25 to 30% will be non-cash charge out of that.

<Q>: 25 to 30% non-cash?

<A – Sujit Sircar>: Yeah.

<Q>: Okay. That’s all I had. Thanks for the — and then I’m sorry, one other quick one. Gross margin, currently at 37 or 38%, is that inclusive of that 3% impact from the salary increases?

<A – Sujit Sircar>: No. That is a normalized gross margin for the back quarters and salary increase was done in April this year Romeo.

<Q>: Got it. So it will be more of 34 to 35 number currently if you take that salary into account?

<A>: That’s why we said mid 30s.

<Q>: Got it. Great. Thanks a lot, guys.

<A>: Thank you.

Operator: Thank you. Our next question comes from the line of Glenn Greene with Oppenheimer. Please proceed with your question.

<Q – Glenn Greene>: Thanks. Few questions. One just maybe on the executive side, I just wanted to clarify, are there — were there any changes on the delivery side or sort of just left as is?

<A – Phaneesh Murthy>: We left the delivery largely as is. I said that we are just trying to go down this path of creating these centers of expertise. So that is more strategic slightly longer term kind of change that we are making, but right now the delivery thing has been left as is.

<Q – Glenn Greene>: Okay. And then few number questions. On the guidance for the gross margins of 40 to 41% and 25% EBITDA margins in a couple of years. But is there sort of an implicit revenue level that’s reasonably you are thinking about sort of achieve that, probably not realistic to be thinking that you can get there with flattish revenue, but sort of how are you thinking about that?

<A – Phaneesh Murthy>: I think there are lot of parameters that we’ve available to optimize on. Technically you can actually get there with flattish revenues depending on the mix of business and how we change the mix of business from time material to non-time and materials, how we use potentially some of that attrition more strategically to ensure that. We increased utilizations because right now utilizations in the combined company are very low 70s and we can get up to 79, 80. So I’d probably argue that you can probably do this without growth in revenues, but having said that, we are certainly looking at growth in revenues as one of the levers to achieve this.

<Q – Glenn Greene>: Okay. Fair enough. And then just to clarify on the 25 to 27 million sort of run rate cost savings in 2012. I just want to make sure that’s all G&A savings, so those savings are independent from the gross margin goal 40 to 41%?

<A – Phaneesh Murthy>: Yeah. SG&A savings are independent, that’s right, 25 to 27 is in SG&A savings.

<Q – Glenn Greene>: Okay. And then finally you sort of – you know, it was helpful to sort of get that EBITDA margin number, the $400 million goal in 2005 – five years out. Similarly a few – a couple questions I had to go, is there a sort of an implied revenue number realistic within that or sort of an EBITDA margin target implicit enough $400 million number?

<A – Phaneesh Murhty>: Well, I mean, I think it’s reasonable to say that given the fact that we have set two years out is 25% EBITDA, if there is a potentially an implied number of about $1.6 billion.

<Q – Glenn Greene>: Okay.

<A – Phaneesh Murthy>: Right, because we’ve articulated it for two years out onwards our goal is 25% EBITDA. So the – in our model it’s very clear that – clear about $1.6 million thing. And whole principle of this was that we wanted management leadership to be focused on very performance based metrics and make sure that they get value within value creation for the shareholders. And we felt that that is a best way to do this because almost close to doubling EBITDA and getting quicker when you more than double EBITDA quite strongly, I think was a good way to – kind of that’s the reason why we designed it in that manner.

<Q – Glenn Greene>: You know, I mean, obviously the math works at the 1.6 billion and that would be a nice achievement if you do it. But the other way to get there would be further EBITDA margin expansion. But are you thinking more when you get to that 25% EBITDA margin you sort of stay there. And it’s more about revenue growth?

<A – Phaneesh Murthy>: I think so – I think you know our plan is really to try and invest more in solution creation right now. We are continuing down that path of trying to build out newer solutions which will continue to be the driving force for entering the new customers and revenue expansions.

<Q – Glenn Greene>: Okay. Terrific. Thank you.

Operator: Thank you. Ladies and gentlemen, our next question comes from the line of Sachin Jain with Kaufman Brothers. Please proceed with your question.

<Q – Sachin Jain>: Hi guys. Any idea of the timeline when you expect to acquire the remaining 17% stake at Patni?

<A – Phaneesh Murthy>: Not yet any firm timeline Sachin, but I do believe that there are multiple things in place. We have to figure – I think there are multiple options that we are exploring. The first is actually I think that at point of time last call because the price was artificially propped up because of our open offer price. We had anticipated that it would take $300 million. Right now actually our anticipation is that, that will take probably 200 – less than 200 between $230 million to do it at today’s price. So I think some of these are variable Sachin as to what’s the price is when we have adequate money to do it. What the regulatory process, how long it’s going to take. And there are a couple of options that we continue to consider. So we really don’t have a fixed summit. And because we don’t have a fix on it, we estimate that once we have a decision in place, I think it may probably be a 12 month process.

<Q – Sachin Jain>: Got it. And then what working capital you think is needed for the combined entity. I mean like just trying to get a sense of the minimum cash you would like to have on the balance sheet?

<A – Sujit Sircar>: We’ve generally articulated that concept of about $200 million to $250 million of cash, basically as a way to carry 90 days of cost of working capital plus, capital expansion, investments in capital both physical infrastructure, technology capital and intellectual capital building.

<Q – Sachin Jain>: Fair enough. And then regarding this cancellation of the large project in Q1 like was that impact for the entire quarter or was the project cancelled in the middle of the quarter like just trying to get a sense of will there be any follow-through in Q2 on a sequential basis?

<A – Sujit Sircar>: No, not in that account. No.

<Q – Sachin Jain>: Okay, okay. And then finally, you mentioned your gross margin and EBITDA targets for the combined entity. I mean like where are they tracking currently for the combined entity? Just trying to get apples-to-apples comparison there?

<A – Sujit Sircar>: Combined entity to this quarter will be mid 30s gross margin, Sachin. And that’s what we’re talking about expansion by 500 to 600 basis points.

<Q – Sachin Jain>: And what about EBITDA?

<A – Sujit Sircar>: EBITDA combined company will be roughly very early 20s.

<Q – Sachin Jain>: Okay.

<A – Sujit Sircar>: I think you’re taking about 18%, 19% and we’re at 25%. So therefore, it will be very early 20%, 21% or thereabout.

<Q – Sachin Jain>: Got it. And one last question, like what kind of traction are you getting given the combined go-to-market strategy. Like any near-term opportunities or even challenges that you are facing right now?

<A – Sujit Sircar>: No, I think, we have seen – we won a couple of deals with this combined go-to-market strategy, where we had good CXO connects and we didn’t have capability, and where the Patni had, let’s say for example something in healthcare and lifesciences. So, we won a couple of deals, but it’s very early to tell because of the fact that…

<Q – Sachin Jain>: Yeah.

<A – Sujit Sircar>: …all of this has stared in April, just testing the water so to speak and now post closure, it will get into full swing mode.

<Q – Sachin Jain>: Okay. Thanks guys.

<A – Sujit Sircar>: But we are seeing some early signals of wins, but we have seen some early signals of wins.

<Q – Sachin Jain>: Okay. That sound good. Thanks for taking my question.

<A – Sujit Sircar>: Thank you.

Operator: Thank you. Our next question comes from the line of Sri Anantha with Crosswind Investments. Please proceed with your question.

<Q – Sri Anantha>: Yeah. Thank you and good morning. Phaneesh, I just wanted to ask you about your overall industry growth when you said 12% to 13%. When you look at Nasscom, what Nasscom is projecting, they are still talking anywhere from 14% to 17% and some of your peers, that are still talking about high double-digit growth. I’m just trying to see what are you seeing differently, were you expecting the overall industry growth to moderate going forward.

That’s one. Second, I think in the past, you guys have talked about it’s still the goal of the combined entity to grow at a faster rate than the overall industry is still the goal today? Thank you.

<A – Phaneesh Murthy>: Yeah. So first of all, I think the companies that you are hearing from are talking about higher, because this is a strange industry. Larger companies grow at faster than industry average and the smaller companies grow lower than industry average and that what industry average is. Hiring, I actually have always made my bet based on my estimates, which are different from NASSCOM estimates on the industry. At least last couple of times, I think my estimates have been significantly more accurate than the NASSCOM estimates. And that’s just my little more confidence I have based from the fact that I am based in the market. Now, our goal has always been to be number one in earnings growth. So we believe that to be earnings growth number one, you have to be al least at industry average on revenue growth and manage your operations more efficiently.

Operator: Thank you. Our next question comes from the line of Mayank Tandon with Signal Hill Capital. Please proceed with your question.

<Q – Mayank Tandon>: Thanks. I just have some follow-ups. I think Sujit, one thing when I look back at Patni’s model, basically they used to report FX gains and losses above the line in the income from operations and I was just wondering how you’ll be reporting that. Will that be in other income or was that going to be part of EBITDA?

<A – Sujit Sircar>: It will be other income, Mayank.

<Q – Mayank Tandon>: Okay. So that EBITDA margin you are talking, excludes — just to be clear, excludes the FX gains and losses that Patni reports?

<A – Sujit Sircar>: That’s correct.

<Q – Mayank Tandon>: Okay. And then what about the interest that you expect to earn on the cash balances at Patni, which obviously is a significant amount?

<A – Sujit Sircar>: That’s also other income, Mayank.

<Q – Mayank Tandon>: Give us sense of what the rate — going rate is on that cash balance?

<A – Sujit Sircar>: It’s gone up a little 7 to 8%.

<Q – Mayank Tandon>: And that cash, if you remind me is that mostly held in India?

<A – Sujit Sircar>: That’s right.

<Q – Mayank Tandon>: Okay. And then one final question I had was on the preferred dividend, will that be treated the same way as it was in the first quarter, where it will be included in GAAP earnings, but will be excluded from non-GAAP EPS calculation?

<A – Sujit Sircar>: That’s right.

<Q – Mayank Tandon>: The 8% coupon, is that correct?

<A – Sujit Sircar>: Yes. That was 210 now it will be 330 million.

<Q – Mayank Tandon>: Okay. But that will be excluded from non-GAAP EPS.

<A – Sujit Sircar>: That’s right.

<Q – Mayank Tandon>: Okay. That’s enough for me. Thanks, guys.

<A – Sujit Sircar>: Thank you.

Operator: Thank you. At this time we’ve come to the end of our allotted time for questions and I would like to turn the floor back to management for any closing remarks.

Araceli Roiz, Head, Investor Relations

Thank you, Edward. Once again, I would like to thanks all the participants for joining us on the call. If you have any questions or items you’d like to discuss, please feel free to contact maybe e-mail or through the call. That will be it.

Phaneesh Murthy, President and Chief Executive Officer

Thank you, everybody.

Operator: Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time and thank you for your participation.

Forward-Looking Statements:

Statements contained in this press release regarding the benefits of the acquisition, the business outlook, the demand for the products and services, and all other statements in this release other than recitation of historical facts are forward-looking statements. Words such as “expect”, “potential”, “believes”, “anticipates”, “plans”, “intends” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation, forecasts of market growth, future revenues, benefits of the proposed acquisition, expectations that the acquisition will be accretive to the results, future expectations concerning growth of business, cost competitiveness and expansion of global reach following the acquisition, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in integrating business; uncertainties as to the timing of the acquisition, including the consummation of the public offer under the Indian Takeover Regulations and the tender offer under US securities laws; the satisfaction of the closing conditions to the transaction, including the receipt of regulatory approvals; whether certain market segments grow as anticipated; the competitive environment in the information technology services industry and competitive responses to the proposed acquisition; and whether the companies can successfully provide services/products and the degree to which these gain market acceptance. Furthermore, in connection with the proposed acquisition, the Company has borrowed significant amounts, including by issuing high yield notes, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past. Additional risks relating to the Company are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the Company’s other reports filed with the Securities and Exchange Commission. Actual results may differ materially from those contained in the forward-looking statements in this press release. Any forward-looking statements are based on information currently available to the Company and it assumes no obligation to update these statements as circumstances change. This document does not constitute an offer to purchase or to sell securities in any jurisdiction.

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